Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Codexis, Inc.
Redwood City, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-228693) of Codexis, Inc. of our reports dated March 1, 2019, relating to the consolidated financial statements, and the effectiveness of Codexis, Inc.’s internal control over financial reporting, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019.
We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of the Registration Statement.

/s/ BDO USA, LLP

San Jose, California
November 6, 2019

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